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                                 EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIOS


                      BANCWEST CORPORATION AND SUBSIDIARIES

         COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                                                  YEAR ENDED DECEMBER 31,
                                              --------------------------------------------------------------
        (DOLLARS IN THOUSANDS)                    2003         2002         2001         2000         1999
        ----------------------                ----------   ----------   ----------   ----------   ----------
Income before income taxes                    $  711,632   $  595,326   $  426,116   $  368,621   $  296,129
Fixed charges (1):
   Interest expense                              385,207      465,330      507,135      562,922      446,877
   Rental expense                                 18,353       21,332       15,531       15,290       15,017
                                              ----------   ----------   ----------   ----------   ----------
                                                 403,560      486,662      522,666      578,212      461,894
Less interest on deposits                        180,232      281,466      393,263      458,204      368,621
                                              ----------   ----------   ----------   ----------   ----------
   Net fixed charges                             223,328      205,196      129,403      120,008       93,273
                                              ----------   ----------   ----------   ----------   ----------
   Earnings, excluding interest on deposits   $  934,960   $  800,522   $  555,519   $  488,629   $  389,402
                                              ==========   ==========   ==========   ==========   ==========
   Earnings, including interest on deposits   $1,115,192   $1,081,988   $  948,782   $  946,833   $  758,023
                                              ==========   ==========   ==========   ==========   ==========
Ratio of earnings to fixed charges:
      Excluding interest on deposits               4.19x        3.90x        4.29x        4.07x        4.17x
      Including interest on deposits               2.76x        2.22x        1.82x        1.64x        1.64x
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(1) For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense
(generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.